Exhibit 10.3

THIS AMENDMENT TO LOAN AGREEMENT, dated as of the 16th day of June, 2020 (this “Amendment”), between BSV COLONIAL OWNER LLC, BSV LAMONTICELLO OWNER LLC AND BSV WEST BROAD COMMONS LLC, each a Virginia limited liability company, BSV CRESTVIEW SQUARE LLC AND BSV CORAL HILLS LLC, each a Maryland limited liability company, and BSV DEKALB LLC, a Pennsylvania limited liability company (individually and collectively, as the context may require, together with their permitted successors and assigns, “Borrower”), and BIG REAL ESTATE FINANCE I, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender” together with Borrower the “Parties”).

W I T N E S S E T H

WHEREAS, on December 27, 2019, Lender made a loan to Borrower, secured by the Property, in the maximum principal amount of Sixty-Six Million Eight Hundred Fifty Thousand and No/100 Dollars ($66,850,000.00) pursuant to that certain Loan Agreement dated December 27, 2019 between Lender and Borrower (the “Loan Agreement”);

WHEREAS, Borrower and Lender desire and intend by this Amendment, to amend and modify the Loan Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the covenants set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

1. Pursuant to the provisions of the Loan Agreement, Lender hereby consents to the $2,428,000 Contribution (as defined in that certain side-letter agreement from BIG BSP Investments, LLC and agreed to by Broad Street Operating Partnership, L.P. (the “Side Letter Agreement”), dated as of the date hereof, a copy of which is attached hereto as Exhibit A) in the aggregate amount of Two Million Four Hundred Twenty-Eight Thousand and No/100 Dollars ($2,428,000.00) pursuant to the terms of the Side Letter Agreement.

2. Intentionally Omitted.

3. Intentionally Omitted.

4. On the date hereof, Borrower shall deposit with Lender the sum of $2,428,000.00 and Lender shall cause such amount to be transferred to a Subaccount (the “Interest and Carry Subaccount”). On or about the date hereof, Lender shall apply funds held in the Interest and Carry Subaccount to the monthly Debt Service payment then due and payable for the month of May, 2020, and the deposits into the Tax & Insurance Subaccount pursuant to Section 3.3 of the Loan Agreement for the month of May, 2020. Thereafter, provided (i) no Event of Default has occurred and is continuing, (ii) no Changeover Event (as such term is defined in the Amended and Restated Operating Agreement of Broad Street BIG First OP LLC) has occurred and is continuing and (iii) no distributions to the members of Borrower or Broad Street BIG First OP LLC have been, and no distributions shall be, made except in accordance with the terms and conditions of Section IV of the Amended and Restated Operating Agreement of Broad Street BIG First OP LLC, within five (5) days after receiving a written notice from Borrower (such fifth day, a “Disbursement Date”) advising Lender of an actual shortfall in Net Operating

Income for the purpose of paying, in the following order of priority, (i) the monthly Debt Service payment then due and payable and (ii) the deposit into the Tax & Insurance Subaccount pursuant to Section 3.3 of the Loan Agreement (clauses (i) and (ii) hereof, collectively, “Qualified Disbursements”), Lender shall apply funds held in the Interest and Carry Subaccount to the Qualified Disbursements due on the immediately following Payment Date, but only to the extent that Net Operating Income is not sufficient to pay same, and provided that Lender’s failure to do so shall not relieve Borrower of its obligation to make said payments. Notwithstanding anything contained herein to the contrary, the amount disbursed from the Interest and Carry Subaccount on the applicable Disbursement Date shall be the amount requested by Borrower, not to exceed the lesser of (i) the actual shortfall in Net Operating Income in the calendar month immediately preceding the subject Disbursement Date for the purpose of paying, in full (but only to the extent that Net Operating Income is not sufficient to pay same), the Qualified Disbursements then due and payable and (ii) $404,667.00. Borrower acknowledges that Lender has no obligation to disburse more than the remaining balance of funds on deposit in the Interest and Carry Subaccount if such amount is less than the full payment requested, and that Lender has no obligation to disburse amounts more than once in each calendar month.

5. Section 10.1 of the Loan Agreement shall be amended by:

i.	removing “or” at the end of sub-clause (v);

ii.	removing the “.” at the end of sub-clause (w) and substituting “; or” therefor; and

iii.	adding a new sub-clauses (x) and (y) as follows:

“(x) the failure of Borrower to obtain the prior written consent of Lender with respect to any Transfer of the Property or repayment of the Loan that does not result in redemption in full of the Debt and $2,428,000 Contribution; and

(y) the failure of Borrower to make distributions in accordance with the organizational documents governing such entities upon a capital event.”

6. Borrower and Guarantor hereby acknowledge that:

i.

for the purpose of determining “Borrower’s Recourse Liabilities” pursuant to Section 10.1 of the Loan Agreement, the actual loss, damage, cost, expense, liability, claim or other obligation incurred by Lender shall include any actual loss, damage, cost, expense, liability, claim or other obligation incurred by Lender with respect to any part of the $2,428,000 Contribution as a result of the particular event in sub-clauses (a) through (y) of Section 10.1 of the Loan Agreements which triggered a Borrower Recourse Liability; and

ii.

if the Debt becomes full recourse to Borrower as a result of a “Springing Recourse Event” pursuant to Section 10.1 of the Loan Agreement, then in such event for the purposes of such Section the term “Debt” shall include all amounts owed to Lender with respect to the $2,428,000 Contribution.

7. The Parties and the Guarantor, by execution of the joinder to this Amendment, hereby represent and warrant to each other that the Loan Documents constitute valid and legally binding obligations of the Parties and Guarantor and are enforceable as set forth therein in accordance with their terms. There are no modifications, verbal or written, to the Loan Documents other than those, if any, described herein. Borrower and Guarantor, by their execution of this Amendment, waive and release all defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever which have accrued as of the date hereof against Lender, and each of Lender’s predecessors in interest, and each and all of their respective past and present partners, members, officers, directors, certificate holders, employees, agents, contractors, representatives, participants and heirs and each and all of the successors and assigns of each of the foregoing (collectively, “Lender Parties”) with respect to (i) the Loan, (ii) the Loan Documents, (iii) the Debt, or (iv) the Real Property.

8. In consideration of Lender’s agreement to the terms of this Amendment, Borrower and Guarantor, by execution of the joinder to this Amendment, on behalf of themselves and their partners and members and each of their respective heirs, successors and assigns, remise, release, acquit, satisfy and forever discharge all of the Lender Parties, from any and all manner of liabilities, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, at law or in equity, known or unknown, either now accrued or subsequently maturing, which any of them now has or hereafter can, shall or may have by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Amendment, including, without limitation, matters arising out of or relating to (a) the Loan, (b) the Loan Documents, (c) the Debt, (d) the Property, and (e) any other agreement or transaction between Borrower and/or Guarantor and any of the Lender Parties concerning matters arising out of or relating to the items set forth in subsections (a)—(d) above. Borrower and Guarantor, by execution of the joinder to this Amendment, on behalf of themselves and their partners and members and each of their respective heirs, successors and assigns, covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any of Lender Parties by reason of or in connection with any of the foregoing matters, claims or causes of action.

9. Borrower hereby agrees to reimburse Lender for its legal fees with respect to this Amendment in the sum of $7,500.00.

10. Other than as specifically set forth herein, the Loan Agreement remains unmodified and is hereby ratified and remains in full force and effect.

11. This Amendment may be executed on one or more counterparts each of which when so executed and delivered shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

12. Capitalized terms and Section references used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

BIG REAL ESTATE FINANCE I, LLC, a Delaware limited liability company

By:	/s/ Richard Cadigan
Name:	Richard Cadigan
Title:	Authorized Signatory

Borrower Signature Page to Amendment to Loan Agreement

BORROWER:

BSV COLONIAL OWNER LLC,
BSV LAMONTICELLO OWNER LLC,
BSV WEST BROAD COMMONS LLC,
each a Virginia limited liability company

BSV CRESTVIEW SQUARE LLC,
BSV CORAL HILLS LLC,
each a Maryland limited liability company

BSV DEKALB LLC,
a Pennsylvania limited liability company

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

MICHAEL Z. JACOBY, THOMAS M. YOCKEY and BROAD STREET REALTY, INC., as Guarantors, hereby consent to the aforesaid Amendment to Loan Agreement.

GUARANTOR:

/s/ Michael Z. Jacoby
Michael Z. Jacoby, individually

/s/ Thomas M. Yockey
Thomas M. Yockey, individually

BROAD STREET REALTY, INC., a Delaware corporation

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

EXHIBIT A

Side Letter Agreement

(attached)